Exhibit 10.17

October 3, 2020

William J. Newman, III

[***]

Re: Employment with Cvent, Inc.

Dear Billy:

This is your employment agreement with Cvent, Inc., a Delaware corporation (as such company’s name may change from time to time and such company’s successors and assigns, the “Company”). It sets forth the terms of your continued employment by the Company. We are very excited about your continued leadership in Finance and value the role that you will serve on our team going forward.

1. As of August 2020, you have served and will continue to serve as Senior Vice President, Chief Financial Officer of the Company, reporting to the Chief Executive Officer of the Company, or any other officer as directed by the Board of Directors of the Company (the “Board”) with the consent of the Chief Executive Officer. In this capacity, you will have the responsibilities and duties consistent with such position.

2. Your base salary as of March 15, 2020 was $286,000.00 per year (the “Initial Base Salary”), less deductions and withholdings required by law or authorized by you, and will be subject to review annually with the rest of the executive management team (customarily in the First Quarter) for any increases or decreases; provided, however, that the aggregate amount of any decreases during the course of your employment hereunder shall not be greater than 10% of the Initial Base Salary, and any such decreases may only be implemented in conjunction with a general decrease affecting the executive management team. Notwithstanding anything in this Employment Agreement to the contrary, until December 31, 2020, as of July 1, 2020, you voluntarily consented to the reduction of your Base Salary by 12%, less applicable withholdings and deductions (the “Salary Reduction”). You agree that this Salary Reduction and/or any reduction or diminishing of your work schedule, hours and/or duties, did not and does not constitute a breach of the Employment Agreement or Good Reason for any purpose under this Employment Agreement or any other agreement between you and the Company or any of its affiliates, and shall not give rise to any employment related claim or action, and shall not entitle you to any severance or other payment pursuant to this Employment Agreement or otherwise.

Your base salary will be paid by the Company in regular installments in accordance with the Company’s general payroll practices as in effect from time to time.

For the 2020 fiscal year, you are currently eligible for an annual bonus target of $78,000 (the “Bonus”). The Bonus will be awarded at the sole discretion of the Board, based upon the Board’s and the Company’s Chief Executive Officer’s mutual determination as to your achievement of predetermined corporate and individual thresholds, including management by objectives (“MBO”) targets and financial targets such as bookings, revenue, recurring revenue, gross profit and/or EBITDA targets.

With respect to bonus periods beginning on and after January 1, 2021, the bonus formulas, MBOs, performance milestones and all other elements of your bonus opportunities shall be established by the Board, in its sole discretion, and communicated in writing (including email) to you from time to time. Each annual bonus earned for a fiscal year shall be paid within 30 days after the Board has received, reviewed and approved the applicable fiscal year’s final audited financial statements. In any event, payment of any bonus that becomes due with respect to a fiscal year shall be paid in the calendar year following the calendar year in which the fiscal year ends, subject, in each case, to your continued employment on the applicable payment date.

3. You will also be eligible to participate in health, dental and vision insurance plans and other employee benefit plans established by the Company or its affiliates for their employees from time to time, in accordance with the terms of such plans, so long as they remain generally available to such employees.

4. During your employment, your position shall be based in Tysons Corner, Virginia. Your duties may involve extensive domestic and international travel.

5. In 2017, 2018 and 2019, you received options (the “Options”) to purchase 721, 117 and 40 shares of Papay Topco, Inc. (“Topco”), respectively, which were issued under Topco’s 2017 Stock Option Plan (as amended, restated or otherwise modified from time to time, the “Option Plan”) pursuant to Option Grant Agreements entered into on or about May 26, 2017, November 14, 2018 and November 15, 2019, respectively.

6. There are some formalities that you have previously completed and need to continue to uphold as a condition of your continued employment:

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You must carefully consider and sign the Company’s updated executive “Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement” (attached to this letter as Exhibit A). Because the Company and its affiliates are engaged in a continuous program of research, development, production and marketing in connection with their business, we wish to reiterate that it is critical for the Company and its affiliates to preserve and protect their proprietary information and their rights in inventions.

•	So that the Company has proper records of inventions that may belong to you, we ask that you also review and update, if necessary, Schedule 1 attached to Exhibit A.

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You and the Company mutually agree that any disputes that may arise regarding your employment will be submitted to binding arbitration pursuant to the arbitration clause set forth in Section 10 of Exhibit A. As a condition of your employment, you will need to carefully consider and voluntarily agree to the arbitration clause set forth in Section 10 of Exhibit A.

7. We also wish to remind you that, as a condition of your employment, you are expected to abide by the Company’s, its subsidiaries’ and affiliates’ written policies and procedures, which may be amended from time to time, at the Company’s sole discretion.

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8. Your employment with the Company is at will. The Company may terminate your employment at any time with or without notice, and for any reason or no reason. You shall be entitled to terminate your employment with the Company at any time and for any reason or no reason by giving notice in writing to the Company of not less than eight (8) weeks (“Notice Period”), unless otherwise agreed to in writing by you and the Company. In the event of such notice, the Company reserves the right, in its discretion, to give immediate effect to your resignation in lieu of requiring or allowing you to continue to work throughout the Notice Period; provided that, you will receive a cash payment equal to the base salary you would have otherwise earned during the remaining portion of the Notice Period had the Company not given immediate effect to your resignation. You shall continue to be an employee of the Company during the Notice Period, and thus owe to the Company the same duty of loyalty you owed it prior to giving notice of your termination. The Company may, during the Notice Period, relieve you of all of your duties and prohibit you from entering the Company’s offices.

9. If the Company terminates your employment without Cause or you voluntarily terminate your employment for Good Reason, you will be entitled to receive (x) a severance payment equal to 12 months of your then applicable base salary, less deductions and withholdings required by law or authorized by you (the “Severance Pay”); provided that to the extent you receive any remuneration in respect of services performed by you during the period between the date that is 6 months following termination of your employment and the date that is 12 months following termination of your employment, such remuneration shall be offset against and reduce the amounts payable under this clause on a dollar-for-dollar basis (for the avoidance of doubt, you are required to mitigate the payments provided to you under this Section 9(x) by seeking, in good faith, other employment or engagement), (y) solely to the extent approved in writing by the Board and the Chief Executive Officer, a prorated portion of any bonus that you otherwise would have earned during the fiscal year in which such termination occurs had your employment continued and (z) reimbursement of any COBRA premiums you paid for continued health coverage during the 6 month period following the termination of your employment. For purposes of this section, “Cause” and “Good Reason” have the meaning set forth in Exhibit B attached hereto. The Company will not be required to pay the Severance Pay unless (i) you execute and deliver to the Company an agreement (“Release Agreement”) in a form satisfactory to the Company releasing from all liability (other than the payments and benefits contemplated by this letter) the Company, each member and affiliate of the Company, and any of their respective past or present investors, members, officers, directors, managers, employees or agents, which Release Agreement will not contain any additional non-disparagement, non-solicitation or non-competition obligations, and you do not revoke such Release Agreement during any applicable revocation period, (ii) such Release Agreement is executed and delivered (and no longer subject to revocation, if applicable) within 60 days following termination, and (iii) you continue to comply with the provisions of Sections 2 through 8 of Exhibit A, the terms of this letter and any restrictive covenant agreement between you and the Company and the provisions of the Release Agreement. The Severance Pay shall be paid in installments in accordance with the Company’s general payroll practices at the time of termination, but no less frequently than monthly, starting on the sixtieth (60th) day following your termination of employment, provided you have executed, delivered, and not revoked the Release Agreement during such revocation period for the Release Agreement described above.

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10. You shall not make any statement that would libel, slander or disparage the Company, any member of the Company or its affiliates or any of their respective past or present officers, directors, managers, stockholders, employees or agents, provided that the foregoing shall not prohibit you from (i) making truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), (ii) making statements that you in good faith believe are necessary or appropriate to make in connection with performing your duties and obligations to the Company, (iii) engaging in concerted activity relative to the terms and conditions of your employment or (iv) in communications protected under the National Labor Relations Act, or from filing a charge or providing information to any governmental agency.

11. While we look forward to a long and profitable relationship, you will continue to be an at-will employee of the Company as described in Section 8 of this letter. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are, and should be regarded by you, as ineffective. Further, your participation in any benefit program or other Company program, if any, is not to be regarded as assuring you of continuing employment for any particular period of time.

12. As noted in your original offer letter, as well as in the Company Handbook, the Company reserves the right to perform background checks during the term of your employment, subject to compliance with applicable laws. You have already executed forms authorizing such a background check. In the event that the Company terminates your employment hereunder due to an unsatisfactory background check, notwithstanding anything herein to the contrary, you will be entitled to the Severance Pay, subject to the conditions set forth in Section 9.

13. Section 2 80G of the Internal Revenue Code

a. In the event that any payment, coverage or benefit provided in respect of your employment with the Company and its affiliates, whether under this letter or otherwise and whether before or after termination of your employment (the “Payments”), would be subject to the Excise Tax (as defined below), but the imposition of the Excise Tax could be avoided by approval of shareholders described in Section 280G(b)(5)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), then you may cause the Company or any applicable affiliate of the Company to seek such approval, in which case the Company and any such affiliate will use their reasonable best efforts to cause such approval to be obtained and you will cooperate and execute such waivers as may be necessary so that such approval avoids imposition of any Excise Tax.

b. In the event that any Payment could reasonably be expected to be subject to the Excise Tax and either (i) you do not elect to cause the Company or any applicable affiliate to seek approval of shareholders described in Section 280G(b)(5)(B) of the Code or (ii) such approval would not avoid the imposition of the Excise Tax, then the Company shall reduce (but not below zero) the aggregate present value of the Payments to the Reduced Amount (as defined below), if reducing the Payments will provide you with a greater net after-tax amount than would be the case if no such reduction was made. The Payments shall be reduced as described in the preceding sentence only if (a) the net amount of the Payments, as so reduced (and after subtracting the net amount of federal, state and local income and payroll taxes on the reduced Payments), is greater

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than or equal to (b) the net amount of the Payments without such reduction (but after subtracting the net amount of federal, state and local income and payroll taxes on the Payments and the amount of Excise Tax to which you would be subject with respect to the unreduced Payments). Any reduction shall be made in accordance with Section 409A of the Code.

c. For purposes of this Section 13, the term “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of Payments without causing any Payments to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code, and the term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

d. All determinations to be made under this Section 13 shall be made by an independent registered public accounting firm or consulting firm selected by the Company and consented to by you immediately prior to a change in control, which shall provide its determinations and any supporting calculations both to the Company and you within 15 days prior to the change in control. All fees and expenses of the accounting or consulting firm in performing the determinations referred to in this Section 12 shall be borne solely by the Company.

14. This letter along with its Exhibits and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this letter, and supersede all prior understandings and agreements, including but not limited to employment agreements, severance agreements, and bonus agreements, whether oral or written, between or among you and the Company, Parent or any of their respective predecessors or affiliates with respect to the specific subject matter hereof. Waivers or modifications of this letter are valid only if in writing and duly executed by each of the parties hereto.

15. In the event of a conflict between the terms of this letter and the provisions of Exhibit A, the terms of this letter shall prevail.

16. Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amounts otherwise payable hereunder any amounts required to be withheld in respect to federal, state or local taxes. The intent of the parties is that payments and benefits under this letter be exempt from, or comply with, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A. To the extent required by Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” For purposes of Code Section 409A, your right to receive any installment payments pursuant to this letter shall be treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements or other in -kind benefits under this letter constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (a) all such expenses or other reimbursements hereunder shall be made on or prior

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to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (b) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Notwithstanding anything in this letter to the contrary, if you are a “specified employee” for purposes of Code Section 409A and if payment of any amounts under this letter is required to be delayed for a period of six months after separation from service pursuant to Code Section 409A, payment of such amounts shall be delayed as required by Code Section 409A, and the accumulated amounts shall be paid in a lump sum payment within 15 days after the end of the six -month period, or if earlier, upon your death.

If you decide to accept the terms of this letter, and I hope you will, please signify your acceptance of these conditions of employment by signing and dating the enclosed copy of this letter and Exhibit A and returning them to me, not later than September 30, 2020. Should you have anything that you wish to discuss, please do not hesitate to contact me at.

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By signing this letter and Exhibit A attached hereto, you represent and warrant that you have had the opportunity to seek the advice of independent counsel before signing and have either done so, or have freely chosen not to do so, and either way, you sign this letter voluntarily.

Very truly yours,

/s/ Rajeev Aggarwal
Rajeev Aggarwal
Chief Executive Officer

I have read and understood this letter and Exhibit A attached and hereby acknowledge, accept and agree to the terms set forth therein.

/s/ William J. Newman, III	Date signed:	October 5, 2020
William J. Newman, III

LIST OF EXHIBITS

Exhibit A: Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement 7

Exhibit B: Certain Definitions

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EXHIBIT A

CONFIDENTIALITY, INVENTION ASSIGNMENT, NON-SOLICIT, NON-COMPETE AND ARBITRATION AGREEMENT

As a condition of your employment and/or continued employment with Cvent, Inc. (as such company’s name may change from time to time and such company’s successors and assigns, the “Company”), and in exchange for the other and valuable consideration recited in Section 1 below, you and the Company agree to the following:

For purposes of this Agreement, references to the “Group” means the Company, and its affiliates (whether a parent, subsidiary, or sister entity to the Company) engaged in the same line of business or contemplated business as the Company.

1.	CONSIDERATION FOR AGREEMENT.

You understand that the Group is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Group to preserve and protect its “Proprietary Information” (as defined in Section 2 below), its rights in “Inventions” (as defined in Section 4 below) and in all related intellectual property rights. You acknowledge that, as a result of your employment with the Company and/or its predecessors, you have and/or may receive confidential information, trade secrets, and/or specialized training from the Group, each of which constitutes good and valuable consideration in support of your obligations made under this Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement (this “Agreement”). As additional consideration, you may also have the opportunity to develop valuable business relationships with employees, agents, suppliers, and customers of the Group and to use the Group’s resources and goodwill in the marketplace to develop those relationships. Finally, by your signature below, you acknowledge that both the consideration outlined in your offer of employment from the Company and/or the letter to which this Agreement is attached and your continued employment with the Company (subject to Section 9), which the Company would not allow but for your execution of this Agreement, constitute additional consideration in support of your return promise to maintain the confidentiality of all specialized knowledge and confidential information as well as your promise to adhere to the other restrictions listed in this Agreement, including but not limited to those restrictions described in Section 7 of this Agreement.

2.	PROPRIETARY INFORMATION.

You understand that your employment creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to you or created by you that relates to the business of the Group or to the business of its customers, licensees, suppliers or any other party with whom the Group agrees to hold information of such party in confidence (the “Proprietary Information”).

You understand and agree that the term “Proprietary Information” includes but is not limited to information of all types contained in any medium (paper, electronic, in your memory, or otherwise stored or recorded), whether oral or written and regardless of whether it is marked as confidential, proprietary or a trade secret. “Proprietary Information” includes, without limitation, the following information and materials, whether having existed, now existing or developed or created by you or on your behalf during your term of employment with the Company or its predecessor:

A)

All information and materials relating to the existing software products and software in the various stages of research and development, including, but not limited to, source codes, object codes, design specifications, design notes, flow charts, graphics, graphical user interfaces, coding sheets, product plans, know-how, negative know how, test plans, business investment analysis, marketing and functional requirements, algorithms, product bugs and customer technical support cases which relate to the software;

B)

Internal business information, procedures and policies, including, but not limited to, licensing techniques, vendor names, other vendor information, business plans, financial information, budgets, forecasts, product margins, product costs, service and/or operation manuals and related documentation including drawings, and other such information, whether written or oral, which relates to the way the Group conducts its business;

C)

All legal rights, including but not limited to, trade secrets, pending patents, Inventions (as that term is defined in Section 4 below) and other discoveries, claims, litigation and/or arbitrations involving the Group, pending trademarks, copyrights, proposed advertising, public relations and promotional campaigns and like properties maintained in confidence;

D)

Any and all customer sales and marketing information, including but not limited to sales forecasts, marketing and sales promotion plans, product launch plans, sales call reports, competitive intelligence information, customer information, customer lists, customer needs and buying habits, sales and marketing studies and reports, internal price list, discount matrix, customer data, customer contracts, pricing structures, customer negotiations, customer relations materials, customer service materials, past customers, and the type, quantity and specifications of products purchased, leased or licensed by customers of the Group;

Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement — Virginia

E)	Any information obtained while working for the Group which gives the Group a competitive edge;

F)	Any other knowledge or information regarding the property, business, and affairs of the Group which the Group endeavors to keep confidential or which the Group believes to be confidential; and

G)	Any and all other trade secrets, as that term is defined under applicable laws.

You understand and agree to treat and preserve Proprietary Information and materials as strictly confidential. Except as authorized by the Company’s Chief Executive Officer (but in all cases preserving confidentiality by following Company policies and obtaining appropriate non-disclosure agreements), you further agree that, during your employment with the Company or thereafter, you will not directly or indirectly transmit or disclose Proprietary Information to any person, corporation, or other entity for any reason or purpose whatsoever, except in connection with the performance of your employment duties.

You understand and agree that the Proprietary Information is the exclusive property of the Group, and that, during your employment, you will use and disclose Proprietary Information only for the Group’s benefit and in accordance with any restrictions placed on its use or disclosure by the Group. After termination of your employment for any reason, you will not use in any manner or disclose any Proprietary Information, except to the extent compelled by applicable law; provided that in the event you receive notice of any effort to compel disclosure of Proprietary Information for any reason, you will promptly and in advance of disclosure notify Company of such notice and fully cooperate with all lawful Company or Group efforts (through their counsel or otherwise) to resist or limit such disclosure.

Proprietary Information does not include information (i) that was or becomes generally available to you on a non-confidential basis, if the source of this information was not reasonably known to you to be bound by a duty of confidentiality, or (ii) that was or becomes generally available to the public, other than as a result of a disclosure by you, directly or indirectly or any other breach of this Agreement.

3. THIRD PARTY INFORMATION. You recognize that the Group has received and in the future will receive from third parties their confidential or proprietary information subject to a duly on the Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree that you owe the Group and such third parties, during the term of your employment, and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out your work for the Group consistent with the Group’s agreement with such third party) or to use it for the benefit of anyone other than for the Group or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of the Chief Executive Officer of the Company. All rights and benefits afforded to the Company under this Agreement shall apply equally to the owner of the third party information with respect to the third party information, and such third party is an intended third party beneficiary of this Agreement, with respect to the third party information. You further agree to conform to the Company’s privacy policies, as amended from time to time.

4.	INVENTIONS.

4.1 Prior Inventions. You have attached hereto as Schedule 1 a complete and accurate list describing all Inventions (as defined below) which were discovered, created, invented, developed or reduced to practice by you prior to the commencement of your employment by the Company and have not been legally assigned or licensed to the Company (collectively: “Prior Inventions”), which belong solely to you or belong to you jointly with others, which relates in any way to any of the Group’s current, proposed or reasonably anticipated businesses, products or research or development and which are not assigned to the Group hereunder; or have initialed Schedule 1 to indicate you have no Prior Inventions to disclose.

If, in the course of your employment with the Company, you incorporate or cause to be incorporated into a Group product, service, process, file, system, application or program a Prior Invention owned by you or in which you have an interest, you hereby grant the Group member a non-exclusive, royalty-free, irrevocable, perpetual, worldwide, sublicensable and assignable license to make, have made, copy, modify, make derivative works of, use, offer to sell, sell or otherwise distribute such Prior Invention as part of or in connection with such product, process, file, system, application or program.

4.2 Disclosure of Inventions. You will promptly disclose in confidence to the Company all Inventions that you make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of your employment, and for a period of three (3) months thereafter, whether or not in the course of your employment, and whether or not such Inventions are patentable, copyrightable or protectable as trade secrets. For purposes of this Agreement, “Inventions” means without limitation, formulas, algorithms, processes, techniques, concepts, designs, developments, technology, ideas, patentable and unpatentable inventions and discoveries, copyrights and works of authorship in any media now known or hereafter invented (including computer programs, source code, object code, hardware, firmware, software, mask work, applications, files, Internet site content, databases and compilations, documentation and related items) patents, trade and service marks, logos, trade dress, corporate names and other source indicators and the good will of any business symbolized thereby, trade secrets, know-how, confidential and proprietary information, documents, analyses, research and lists (including current and potential customer and user lists) and all applications and registrations and recordings, improvements and licenses related to any of the foregoing. You recognize that Inventions or Proprietary Information relating to your activities

Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement — Virginia

while working for the Company, and conceived, reduced to practice, created, derived, developed, or made by you, alone or with others, within three (3) months after termination of your employment may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while you were employed by the Company. Accordingly, you agree that such Inventions and Proprietary Information shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during your employment with the Company and are to be assigned to the Company pursuant to this Agreement and applicable law unless and until you have established the contrary by clear and convincing evidence.

4.3 Work for Hire, Assignment of Inventions. You acknowledge and agree that any copyrightable works prepared by you, either alone or jointly with others, within the scope of your employment are “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. Any copyrightable works the Company or a Group member specially commissions from you while you are employed with the Company shall be deemed a work made for hire under the Copyright Act and if for any reason a work cannot be so designated as a work made for hire, you agree to and hereby assign to the Company all right, title and interest in and to said work(s) and the related copyright(s). You agree to and hereby grant the Company a non-exclusive, royalty-free, irrevocable, perpetual, worldwide, sublicensable and assignable license to make, have made, copy, modify, make derivative works of, use, publicly perform, display or otherwise distribute any copyrightable works you create during the time you are employed with the Company that for any reason do not qualify as a work made for hire, that were not specially commissioned by the Group, or both, but that relate in any way to the business of the Group. You agree that all Inventions that (i) are developed using equipment, supplies, facilities Proprietary Information, or trade secrets of the Group, (ii) result from work performed by you for the Group and/or on Company time, or (iii) relate to the Group’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and you agree to and hereby irrevocably assign the Assigned Inventions to the Company

4.4 Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, you hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Assigned Invention, and (ii) any and all “Moral Rights” (as defined below) that you may have in or with respect to any Assigned Inventions. You also hereby forever waive and agree never to assert any and all Moral Rights you may have in or with respect to any Assigned Inventions, even after termination of your work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of any Assigned Inventions, to object to or prevent the modification of any Assigned Inventions, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

4.5 Assistance. Whether during or after your employment, and without additional compensation, you agree to do any act and/or execute any document deemed necessary or desirable by the Company in furtherance of perfecting, prosecuting, recording, maintaining, enforcing and protecting the Group’s right, title and interest in and to, any of the Assigned Inventions. In the event that the Company is unable for any reason to secure your signature to any document required to file, prosecute, register or memorialize the ownership and/or assignment of, or to enforce, any intellectual property, you hereby irrevocably designate and appoint the Company’s duly authorized officers and agents as your agents and attorneys-in-fact to act for and on your behalf and stead to (i) execute, file, prosecute, register and/or memorialize the assignment and/or ownership of any Assigned Invention; (ii) to execute and file any documentation required for such enforcement and (iii) do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment and/or ownership of, issuance of and enforcement of any Assigned Inventions, all with the same legal force and effect as if executed by you.

4.6 Applicability to Past Activities. To the extent you have been engaged to provide services by the Company or its predecessor for a period of time before the effective date of this Agreement (the “Prior Engagement Period”), you agree that if and to the extent that, during the Prior Engagement Period: (i) you received access to any information from or on behalf of the Company that would have been Proprietary Information if you had received access to such information during the period of your employment with the Company under this Agreement; or (ii) you conceived, created, authored, invented, developed or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been an Invention if conceived, created, authored, invented, developed or reduced to practice during the period of your employment with the Company under this Agreement; then any such information shall be deemed Proprietary Information hereunder and any such item shall be deemed an Invention hereunder, and this Agreement shall apply to such information or item as if conceived, created, authored, invented, developed or reduced to practice under this Agreement.

5. NO BREACH OF PRIOR AGREEMENT. You represent that your performance of all the terms of this Agreement and your duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality, noncompetition, nonsolicitation, noninterference, or similar agreement with any former employer or other party. You represent that you will not bring with you to the Company or use in the performance of your duties for the Company any documents or materials or intangibles of a former employer or third party that are not in the public domain or have not been legally transferred or licensed to the Company.

Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement — Virginia

6. DUTY OF LOYALTY. You understand that your employment with the Company requires your undivided attention and effort during normal business hours. While you are employed by the Company, you will not, without the Company’s express prior written consent, (i) engage in any other business activity unless such activity is not competitive with the Group and does not materially interfere with your full-time employment hereunder (as determined in good faith by the good faith board of directors of the Company (after consultation with the Company’s Chief Executive Officer), (ii) be engaged or interested, directly or indirectly, alone or with others, in any trade, business or occupation in competition with the Group, (iii) make preparations, alone or with others, to compete with the Group in the future, or (iv) appropriate for your own benefit business opportunities pertaining to the Group’s business. The obligations imposed on you under the Section 6 are in addition to, and do not supplant, any similar obligations you may have to the Group under the common law or by statute.

7. DUTY OF NON INTERFERENCE. For purposes of this Section, “solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

7.1 Non-Solicitation of Employees/Consultants. During your employment with the Group and for a period of two (2) years thereafter, you will not directly or indirectly hire, attempt to hire, recruit, offer employment, lure or entice away, or in any other manner persuade or otherwise solicit anyone who is then an employee or consultant of the Group (or who was an employee or consultant of the Group within the six months preceding the date of any such prohibited conduct) to resign from the Group or to apply for or accept employment with, or otherwise provide services to, you or any third party, for your own benefit or for the benefit of any other person or entity.

7.2 Non-Solicitation of Customers. During your employment with the Company and for a period of two years (2) year thereafter, you will not, whether as an owner, employee, member, director, officer, trustee, agent, contractor, consultant or otherwise, directly or indirectly (i) solicit or accept from any Customer or Potential Customer (as defined below) any business involving the sale or provision of Restricted Products (as defined in section 7.3); (ii) request or advise any Customer of the Group to curtail, cancel, or withdraw its business from the Group; or (iii) aid in any way any other entity in obtaining business from any Customer or Potential Customer involving the sale or provision of Restricted Products (as defined in section 7.3). “Customer” means any person or entity who is or was, during the last 24 months of your employment with the Company (including any period of employment with any predecessor of the Company) either (a) a customer of the Company or (b) a customer of any Group company and, (c) with whom you dealt on behalf of the Company or a Group member or their predecessor; (d) whose dealings with the Company or a Group member or their predecessor were coordinated or supervised by you; (e) about whom you obtained Proprietary Information as a result of your association with the Company or a Group member or their predecessor; or (f) to whom you provided services on behalf of the Company or a Group member or their predecessor. “Potential Customer” means any person or entity (a) with whom you were directly involved in the solicitation or targeting of such potential customer or to whom you provided services on behalf of any Group company during the six months preceding the termination of your employment or (b) about whom you became privy to Proprietary Information as a result of your employment during the last six months of your employ.

7.3 Non-Competition. During your employment with the Company and for a period of two (2) years thereafter (the “Restricted Period”), you will not hold any position or role outside the Company or the Group, whether such position or role be an employee, officer, director, consultant, owner, manager, advisor, investor, or otherwise, through which you would, directly or indirectly, provide competing services with the business of the Group or that would enable you or another third party to unfairly compete with the business of the Group. By way of limitation to the foregoing, the following shall be considered competitive with the business of the Group: (i) the provision of services with respect to or the sale of Restricted Products, within 50 miles of any Group Customer, (ii) the provision of services with respect to or sale of Restricted Products within 50 miles of any Group Office or (iii) the research, development, manufacturing or distribution of Restricted Products that will be sold within 50 miles of any Group Customer or Group Office. For purposes of this section, “Restricted Products” means products or services (a) which are of the same or materially similar kind as the products or services (including but not limited to technical and product support, professional services, technical advice and other customer services) researched into, developed, manufactured, distributed, sold or supplied by the Group and (b) (1) with which you were directly connected during your employment with the Company or its predecessor or (2) about which you have received or developed Proprietary Information by reason of your employment with the Company or its predecessor or provision of services to any member of the Group. “Group Customer” means a customer with respect to which you provided services, had business dealings or about which you received or developed Proprietary Information. “Group Office” means an office of the Company or a Group company with respect to which you provided services, had business dealings or about which you received or developed Proprietary Information. Notwithstanding the foregoing, by providing prior notice to the Company you may accept employment or otherwise be engaged in or involved with a competitor of the Group that has multiple lines of business provided that, during the Restricted Period, you are employed by a business unit of such competitor that is not engaged or otherwise involved with Restricted Products OR you are providing services to the competitor that are unrelated to the services you provided to the Company and that will not confer an unfair business advantage to such competitor by virtue of the Proprietary Information in your possession. Nothing contained in this Section 7 shall

Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement — Virginia

prohibit you from owning of a passive investment interest of not more than 2.5% in a company with publicly traded equity securities, and whether on your own behalf or on behalf of others. You agree that the Restricted Period shall be extended by a period equal the length of any violation of this Section 7.3.

8.	OBLIGATIONS UPON TERMINATION.

8.1 Return of Company Property. At the time of leaving the employ of the Company, you will deliver to the Company (and will not keep in your possession or deliver to anyone else) (i) any and all documents and materials of any nature (including physical and electronic copies) pertaining to your work, including without limitation devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items and (ii) all property belonging to the Group or any third party which provided property to you in connection with your employment such as computer, laptops, personal digital assistants, cell phones, MP3 players, electronic organizers and other devices, cards, car, keys, security devices or any other item belonging to the Group. Upon Company request, you will execute a document confirming your compliance with this provision and the terms of this Agreement.

8.2 Notification of New Employer. Before you accept employment or enter in to any consulting or other professional or business engagement with any other person or entity while any of Section 7 is in effect, you will provide such person or entity with written notice of the provisions of Section 7 and will deliver a copy of the notice to the Company. You hereby grant consent to notification by the Company to your new employer about your rights and obligations under this Agreement.

8.3 Withholding. To the extent allowed by law and permitted by Section 409A of the Internal Revenue Code, you agree to allow Company to deduct from your final paycheck(s) any amounts payable by you as a result of your employment, including but not limited to, any expense advances or business charges incurred by you on behalf of the Group, charges for property damaged or not returned when requested, and any other charges incurred by you payable to the Group. You agree to execute any authorization form as may be provided by Company to effectuate this provision.

9.	AT WILL EMPLOYMENT.

This Agreement does not constitute a contract of employment for any definite period of time. You acknowledge and agree that nothing in this Agreement modifies the at-will nature of your employment with Company, which permits either yourself or Company to terminate your employment at any time and without cause.

10.	ARBITRATION.

10.1 In the event of any controversy or dispute between you and the Company or between you and any affiliate or an agent of Company, including but not limited to directors, officers,

managers, other employees or members of the Group, who are being sued in any capacity, as to all or any part of this Agreement, any other agreement, any dispute or controversy whatsoever pertaining to or arising out of the relationship between you and the Company and/or the Group or the dissolution or termination of same, and/or the arbitrability thereof (collectively, “Arbitrable Disputes” as further defined below) shall, subject to Section 11.1 herein, be resolved exclusively by binding arbitration solely between yourself and the Company and/or person or entity described above, conducted in Washington, D.C. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq, as amended, and shall be administered in accordance with the procedures set forth in the Dispute Resolution Addendum appended hereto as Schedule 2 (the “Addendum”), all of which are incorporated into this Agreement by this reference.

10.2 Arbitrable Disputes shall include any and all disputes not specifically exempted from arbitration herein, including, but not limited to, any alleged violations of federal, state or local constitutions, statutes, laws, ordinances, regulations or common law, any claims of wrongful termination, unlawful discrimination, harassment or retaliation, including but not limited to Title VII of the 1964 Civil Rights Act, The Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act and similar state and local statutes, any claims of breach of contract or any implied covenant of good faith and fair dealing, any claims of adverse treatment in violation of public policy, and any disputes arising from, under or regarding this Agreement, including the formation, validity, interpretation, effect or breach of the Agreement. For avoidance of doubt, all disputes regarding the validity of this Agreement, the validity of the arbitration provisions of this Agreement, or whether any particular claim or matter is included within the scope of the arbitration provisions of this Agreement, are Arbitrable Disputes subject to arbitration as described herein.

Specifically excluded from Arbitrable Disputes are disputes or claims arising from or related to workers’ compensation and unemployment insurance, and any claims which are expressly excluded from binding arbitration by statute or public policy, or which are expressly required to be arbitrated under a different procedure.

10.3 While you are not required to do so before serving an arbitration demand under Section (g) of the Addendum, nothing in this Agreement shall prevent you from filing or maintaining an administrative charge or complaint with a government agency, including but not limited to, the Equal Employment Opportunity Commission, the Department of Labor and the National Labor Relations Board or any equivalent state or local agency. For the avoidance of doubt, if you choose not to file an administrative charge or complaint before commencing an arbitration in accordance with this Section 10 and the Addendum, your arbitration demand must be served, subject to Section 10.5, within the applicable time period for filing a charge with the relevant agency in order to be timely filed.

Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement — Virginia

10.4 This binding arbitration procedure shall supplant and replace claims in court (except as specified herein), and you expressly waive the right to a civil court action before a jury.

10.5 In accordance with Section (g) of the Addendum and to the extent permitted by applicable law, any arbitration relating to or arising from any Arbitrable Dispute shall be commenced by service of an arbitration demand on or before the earlier of: (i) the expiration of the limitations period provided by applicable law; or (ii) the one-year anniversary of the accrual of the aggrieved party’s claim.

10.6 All Arbitrable Disputes under this Agreement must be brought in your individual capacity, and not as a plaintiff or class member in any purported class, representative or collective proceeding. You agree that the arbitrator is not empowered to consolidate claims of different individuals into one proceeding, or to hear an arbitration as a class arbitration. To the extent the arbitrator determines that this class/collective action waiver is invalid, for any reason, this entire Section 10 shall be null and void but only with regard to that particular proceeding in which the arbitrator invalidated this class/collective action waiver and this Section 10 shall remain in full force and effect with respect to any Arbitrable Disputes other than that covered by such class/collective action proceeding.

10.7 Notwithstanding the foregoing, the waiver of the jury trial right shall survive even in the event this Section 10 is deemed null and void.

11.	GENERAL

11.1 Injunctive Relief. Notwithstanding the arbitration provisions in Section 10 or anything else to the contrary in this Agreement, you and the Company understand and agree that the parties’ actions or potential actions concerning obligations under Sections 2, 3, 4, 6 or 7 of this Agreement may result in irreparable and continuing damage to the other party for which monetary damages will not be sufficient, and agree that both parties will be entitled to seek, in addition to its other rights and remedies hereunder or at law and both before or while an arbitration is pending between the parties under Section 10 of this Agreement, a temporary restraining order, preliminary injunction or similar injunctive relief from a court of competent jurisdiction in order to preserve the status quo or prevent irreparable injury pending the full and final resolution of the dispute through arbitration, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned injunctive relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief through arbitration proceedings. This Section shall not be construed to limit the obligation for either party to pursue arbitration under Section 10 with respect to any Arbitrable Disputes.

11.2 Waiver of Breach. The failure of Company at any time, or from time to time, to require performance of any of your obligations under this Agreement shall not be deemed a waiver of and shall in no manner affect Company’s right to enforce any provision of this Agreement at a subsequent time. The waiver by Company of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any subsequent breach.

11.3 Non Disparagement, During and after your employment with the Company, except to the extent compelled or required by law, you agree you shall not disparage the Group, its customers and suppliers or their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors or assigns or their respective products or services, in any manner (including but not limited to, verbally or via hard copy, websites, blogs, social media forums or any other medium); provided, however, that nothing in this Section shall prevent you from: engaging in concerted activity relative to the terms and conditions of your employment and in communications protected under the National Labor Relations Act, filing a charge or providing information to any governmental agency, or from providing information in response to a subpoena or other enforceable legal process or as otherwise required by law.

11.4 Applicable Law. This Agreement shall be governed by the laws of the State of Virginia, irrespective of its choice of law rules.

11.5 Entire Agreement. This Agreement along with Schedules 1 and 2 and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. [Notwithstanding the foregoing, this Agreement does not supplant any rights the Group may have under the common law or by statute. Additionally, and notwithstanding the above language of this Section 11.6, you acknowledge and agree that the restrictive covenants you executed in favor of Cvent, Inc. (the “Prior Agreement”) shall remain in full force and effect; however, in the event of any inconsistency between the Prior Agreement and this Agreement, the terms and provisions of this Agreement and its attachments shall govern.] If any of Section 7 of this Agreement is deemed void, voidable, or otherwise invalid in legal proceedings, you agree that you shall comply with, and the Company may seek to enforce such provisions of the Prior Agreement against you. Headings are provided for convenience only and do not modify, broaden, define or restrict any provision. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the parties.

11.6 Survival. Any termination of this Agreement, regardless of how such termination may occur, shall not operate to terminate Sections 2, 3, 4, 5, 7, 8, 10 and 11 which shall survive any such termination and remain valid, enforceable and in full force and effect.

Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement — Virginia

[SIGNATURE PAGE FOLLOWS]

CVENT, INC.

By:	/s/ Rajeev Aggarwal	By:	/s/ William Newman, III
Name: Rajeev Aggarwal		Name of employee: William Newman, III
Title: Chief Executive Officer

Date: October 5, 2020		Date: October 5, 2020

EXHIBIT B

Certain Definitions

“Cause” means any of the following: (i) a material failure by you to perform your responsibilities or duties to the Company under this letter or those other responsibilities or duties as requested from time to time by the Board, after demand for performance has been given by the Board that identifies how you have not performed your responsibilities or duties; (ii) your engagement in illegal or improper conduct or in gross misconduct; (iii) your commission or conviction of, or plea of guilty or nolo contendere to, a felony that the Board in good faith believe will not materially harm the standing and reputation of the Company; (iv) your commission or conviction of, or plea of guilty or nolo contendere to, any felony other than the type set forth in clause (iii), a crime involving moral turpitude or any other act or omission that the Company in good faith believes may harm the standing and reputation of the Company; (v) a material breach of your duty of loyalty to the Company or your material breach of the Company’s written code of conduct and business ethics or Section 2 through 8 of the Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement, or any other agreement between you and the Company; (vi) dishonesty, fraud, gross negligence or repetitive negligence committed without regard to corrective direction in the course of discharge of your duties as an employee; or (vii) excessive and unreasonable absences from your duties for any reason (other than authorized vacation or sick leave) or as a result of your Disability (as defined below).

“Disability” means your inability to perform the essential functions of your job, with or without accommodation, for an extended period but not less than 60 business days in any consecutive 6 month period, as determined in the sole discretion of the Company.

“Good Reason” means that you voluntarily terminate your employment with the Company if there should occur, without your written consent:

(i) ~~you are not promoted to Senior Vice President, Chief Financial Officer on the date that is the earlier of (a) the day the Board of Directors approves resolutions appointing officers of the Company after a Sale of the Company (as that term is defined in the 2017 Stock Option Plan) and (b) September 15, 2020~~;

(ii) a material, adverse change in your duties or responsibilities with the Company, provided that a change in title or a change in the person or office to which you report, shall not, by itself, constitute such a material, adverse change; ~~provided, however, that after the promotion contemplated in (i) immediately above, any change in title whereby Chief Financial Officer is removed shall constitute a material, adverse change; relocation of your principal place of employment by more than 35 miles~~;

(iii) relocation of your principal place of employment by more than 35 miles;

(iv) a reduction in the Initial Base Salary by more than 10% in the aggregate during the term of your employment under this letter or a reduction in your base salary by less than 10% which is not applied to similarly ranked employees; and/or

(v) the material breach by the Company of any offer letter or employment agreement between you and the Company.

provided, however, that in each case above, (i) you must first give the Company written notice of any of the foregoing within thirty (30) business days following the first occurrence of such event in a written explanation specifying the basis for your belief that you are entitled to terminate your employment for Good Reason, (ii) the Company must have thirty (30) days to cure such event and (iii) provided that the Company does not reasonably cure such event, you must actually resign your employment within ten (10) days following the cure period described in (ii). Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by you.

All references to the Company in these definitions shall include parent, subsidiary, affiliate and successor entities of the Company.